EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) has been entered into as of April 1, 2013 (the “Effective Date”) by and between DAVID P. STAPLETON, solely in his capacity as court-appointed receiver (in such capacity, the “Receiver”) for Cleaire Advanced Emission Controls, LLC, a Delaware limited liability company (“Cleaire”), and ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC., a Florida corporation (“ESW”, or such other Affiliate selected by ESW, the “Purchaser”). Receiver and Purchaser are sometimes collectively referred to as the “Parties.”  Capitalized terms used herein are defined in Section 12.19 of this Agreement.

RECITALS

The Receiver and Purchaser hereto hereby acknowledge the following:

WHEREAS, Cleaire was engaged in the design, development, and manufacturing of retrofit emission control systems for diesel engines (the “Business”);

WHEREAS, on or about January 25, 2013, Wells Fargo Bank, National Association (“Wells Fargo”), filed a Verified Complaint for (1) possession of collateral, (2) foreclosure of security interest under California Commercial Code Section 9601(1), (3) appointment of receiver and (4) injunctive relief against Cleaire and certain other parties (named as “Does” therein), which case is administered under Case No. 37-2013-00031595-CU-MC-CTL, pending in the Superior Court of the State of California in and for the County of San Diego – Central Division (the “Court”);

WHEREAS, on or about January 30, 2013, the Court entered an Order Appointing Receiver, appointing David P. Stapleton, as receiver over the assets and personal property of Cleaire (the “Receivership Order”);

WHEREAS, the Receivership Order authorizes the Receiver to take possession of, manage and control the personal property and other assets of Cleaire (the “Receivership Estate”), including the ability to “sell, liquidate or otherwise dispose of, all or any portion of the Receivership Estate”, with the consent of Wells Fargo.  However, an order from the Court is required for “any sale of the entire business of Cleaire or any of its intellectual property assets”;

WHEREAS, the Purchaser desires to purchase and acquire the Purchased Assets, which constitute substantially all of the assets of Cleaire, from the Receiver, and the Receiver desires to sell, transfer and assign the Purchased Assets to the Purchaser (the “Contemplated Transactions”), in the manner and subject to the terms and conditions set forth herein; and

WHEREAS, in connection with the Contemplated Transactions, the Purchaser has delivered to the Receiver such financial statements, bank statements, or other documentation reasonably sufficient to demonstrate that the Purchaser has the ability to pay the Purchase Price and perform under this Agreement on the terms specified herein;

NOW, THEREFORE, in consideration of the foregoing and their respective representations, warranties, covenants and undertakings herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Receiver and the Purchaser hereby agree as follows:

AGREEMENT

1.               TRANSFER OF ASSETS.

1.1            Purchase and Sale of Assets; Excluded Assets.  On the Closing Date and on the terms and conditions hereinafter set forth herein, including but not limited to Section 6 below, the Receiver shall sell, assign, and transfer to the Purchaser, and the Purchaser shall purchase, acquire, and accept from the Receiver, all of the rights, title and interest of the Receiver in and to all of Cleaire’s assets, properties, and rights, including the specific assets, properties and rights described in this Section, below, in each case to the extent held, owned or transferable by the Receiver, as of the Closing Date (any such assets, the “Purchased Assets”), but specifically excluding the Excluded Assets enumerated in Section 1.2 below:

(a)             all assets set forth in Schedule 1.1 attached hereto and incorporated herein by reference;

(b)            that certain inventory, the value of which has been written off Cleaire’s books of account, which constitutes evidence used or to be used by Cleaire’s insurance carrier, and which is stored in a trailer located at 7485 Trade Street, San Diego California, but only to the extent that any such inventory is returned to the Receiver by such insurance carrier;

(c)             all databases, internet servers, Intellectual Property and other information owned or hereafter used by Cleaire in the Business;

(d)            historic catalogs, engineering, artwork, copywriting, document and data files, images, pictures, photos, creative copy and drafts, brochures, catalogs, brand logos, office supplies, and tools;

(e)             (i) all parts and supplies set aside by the Receiver to be used to fulfill the Hawes PO contemplated by Section 2.2 hereof, but only to the extent that the parts and supplies are not actually used to fulfill the Hawes PO in accordance with Section 2.2 hereof, and (ii) all parts and supplies set aside by the Receiver to fulfill an order to Hawes for 60 units of Inventory, as contemplated by Section 7.2, to the extent that such order is cancelled by Hawes or the Inventory is returned by Hawes;

(f)             (i) all sale orders, customer contracts or other similar Contracts entered into by Cleaire with any customers, and (ii) all outstanding purchase orders or other similar Contracts entered into by Cleaire with any supplier; provided  however, notwithstanding anything to the contrary in this Agreement, the Purchased Assets shall not include any contract rights that relate to any of the Excluded Assets;

(g)            all assets related to the California Air Resources Board (“CARB”) verification, CARB Executive Orders, and all related data, submissions, and documentation;

(h)            all other assets, properties and rights not enumerated as Excluded Assets in Section 1.2 hereof.

1.2            Excluded Assets.  Notwithstanding anything to the contrary in Section 1.1 or any other provision of this Agreement, the assets listed on Schedule 1.2 attached hereto and incorporated herein by this reference (collectively, the “Excluded Assets”) are excluded from and shall not be included among the Purchased Assets for any purpose whatsoever.

1.3            No Assumed Liabilities.  Notwithstanding anything to the contrary contained in this Agreement, the Purchaser shall not be obligated, and hereby disclaims any obligation, to assume, perform or discharge any Liability of any Person.  Without limiting the foregoing, the Purchaser shall not be obligated to assume or to perform or discharge, and does not assume or agree to perform or discharge, any Liability: (i) arising before the Closing Date; (ii) for any obligation, cost or expense which shall be borne by the Receiver under this Agreement; (iii) arising out of or related to the winding up of Cleaire or the final administration or its Receivership Estate; (iv) arising out of or related to any Contracts entered into prior to the Closing Date; (v) arising out of or related to any third party Claims against the Receiver or Cleaire, pending, threatened, or unasserted; (vi) whether now existing or hereafter arising under any Environmental Laws and arising out of or related to the Business (including, without limitation, any Liability for administrative or civil fines or penalties for violations of Environmental Laws, or remediation or response costs for contamination); (vii) for brokerage fees of the Receiver incurred on behalf of Cleaire and the Receivership Estate; (viii) with respect to the WARN Act, any and all comparable state law obligations, including without limitation, the California WARN Act, as amended, Cal. Lab. Code § 1400 et seq. (“Cal WARN”), or any rules or regulations relating thereto; (ix) related to any current or former employees or executives of Cleaire, whether for wages, vacation pay, payroll (including payroll Taxes), severance, retention, employment, change-of-control, pension, retirement, equity or other benefits, and whether or not arising under employment agreements, express or implied; (ix) arising out of or related to any employee benefit plan; (x) arising out of any commissions payable from the sale prior to the Closing Date of any Cleaire products, or commissions payable with respect to the Hawes Participation defined below; or (xi) for any Taxes of Cleaire or the Receivership Estate except as to the Purchaser’s Obligations to pay Transfer Taxes pursuant to Section 3.6.

2.               CONSIDERATION; DEPOSIT.

2.1            Purchase Price.  The consideration to be delivered to the Receiver, for the benefit of the Receivership Estate, for the Purchased Assets shall consist of the sum of (a) $1,260,000 in cash (the “Cash Consideration”) (b) the Hawes PO Gross Profits and (c) the Deposit, as defined below (together, the “Purchase Price”).

2.2            Hawes Participation.  Hawes, a Korean company (“Hawes”), has expressed an interest in purchasing 100 units of specified products, with an anticipated invoice price of $725,000 (the “Hawes Participation”).  The Receiver shall have sole and absolute discretion as to whether to go forward with the Hawes Participation and shall make such determination on or before April 3, 2013, at 4:00 p.m. Pacific Time.  If the Receiver does elect to go forward, the Purchaser and the Receiver shall use commercially reasonable efforts to cause Hawes to issue a firm purchase order for those products and the proceeds from such purchaser order shall be allocated as follows:

total invoice	$725,000
new materials (estimate; will be based on Purchaser’s invoicing of actual costs)	$(200,000)
direct labor (estimate; will be based on Purchaser’s invoicing of actual cost, including fully-burdened payroll)	$(50,000)
commissions and other direct costs	$(50,000)
Overhead	$(25,000)
Gross profit (estimate)	$400,000

(a)             If Hawes issues a firm purchase order for the 100 units (the “Hawes PO”) which is acceptable to the Receiver, the Purchaser will proceed with assembly and delivery of the products for sale in accordance with the terms set forth in this Section.  The Purchaser shall be responsible for all costs other than commissions.  Within five (5) calendar days after receipt of the Hawes PO, the Purchaser shall commence work and make arrangements for all materials and other items needed to complete the Hawes PO, except commissions. Hawes shall be directed to remit payment to the Receiver.  The Purchaser shall be promptly reimbursed by the Receiver for all of the Purchaser’s advanced costs upon receipt of payment from Hawes.  The Receiver shall pay the commissions directly.  The Purchaser shall ship the products (or otherwise make them available to Hawes on the terms set forth in the Hawes PO) once payment has been received from Hawes and all direct and indirect expenses described above have been paid.  The gross profit from the transaction, up to the first $325,000, will be retained by the Receiver.  The next $75,000, in profit, if any, will be paid to the Purchaser. If there is profit above and beyond the anticipated $400,000, the Purchaser and the Receiver will share the profit equally (collectively, “Hawes PO Gross Profits”).  The maximum number of units subject to the Hawes Participation is 100, with a maximum contribution by the Purchaser of existing Cleaire inventory of $100,000 (book value).  The Receiver will have no rights with respect to any Hawes Participation or Hawes PO Gross Profits if the Hawes PO is not received and accepted within 90 days after the Closing Date.

2.3            Deposit.  On March 25, 2013, the Purchaser delivered to the Receiver, immediately available funds in an aggregate amount of $140,000, as a non-refundable deposit (except as otherwise provided herein, in accordance with Section 10.5 below) to assure the Purchaser’s performance hereunder (the cash deposit together with any and all interested earned thereon, the “Deposit”).

3.               CLOSING TRANSACTIONS.

3.1            Closing.  The Closing of the transactions provided for herein (the “Closing”) shall take place at the offices of Katten Muchin Rosenman LLP, 515 S. Flower Street, Suite 1000, Los Angeles, CA 90071, or such other place as the Parties may agree upon in writing, subject to the satisfaction of the conditions set forth in Section 9.1(e) and 9.2(f).  The date on which the

Closing actually occurs is the “Closing Date.”  The “Scheduled Closing Date” is the second business day (no later than 4:00 P.M. Pacific Time) after the date on which the Court enters the Sale Order.  The Closing may also be extended to such other date, place, and time as the parties may agree in writing.  In addition, if an objection to the sale of the Purchased Assets is raised at or before the hearing, the Purchaser may, at any time before the Scheduled Closing Date and with notice to the Receiver, extend the Closing by up to twenty-one days after the Scheduled Closing Date (the “Extended Scheduled Closing Date”).  During the period between the Scheduled Closing Date and the Extended Scheduled Closing Date (a) the Purchaser may give a notice to advance the Closing Date to no earlier than one business day after the date on which the Purchaser gives such notice, and (b) the Receiver is free to solicit other potential purchasers and to close a sale with another purchaser except as otherwise provided in this Agreement.

3.2            The Receiver’s Deliveries to the Purchaser at Closing. On the Closing Date, Receiver shall deliver, to or for the benefit of the Purchaser:

(a)             a bill of sale and assignment, substantially in the form attached hereto as Exhibit A, duly executed by the Receiver, pursuant to which the rights, title and interest of the Receiver in and to any Purchased Assets not otherwise assigned at the Closing shall be assigned to the Purchaser (the “Bill of Sale”);

(b)            any keys in the Receiver’s possession to the premises, any vehicles, etc.; and

(c)             any such other documents or other things reasonably requested by the Purchaser or contemplated by this Agreement to be delivered by the Receiver to the Purchaser at the Closing.

3.3            The Purchaser’s Deliveries to the Receiver at Closing.  On the Closing Date, the Purchaser shall, for the benefit of the Receiver:

(a)             pay to the Receiver, by wire transfer of immediately available funds to a bank account designated by the Receiver in writing to the Purchaser on or prior to the Closing Date, the Cash Consideration;

(b)            reserved;

(c)             deliver to the Receiver appropriate evidence of all corporate action by the Purchaser in connection with the Contemplated Transactions, including, copies of resolutions duly adopted by the Purchaser’s sole member, managing member, board of directors, or any other applicable governing body, approving the Contemplated Transactions and authorizing the execution, delivery, and performance by the Purchaser of this Agreement;

(d)            deliver to the Receiver a counterpart executed original of the Bill of Sale;

(e)             reserved; and

(f)             deliver to the Receiver any such other documents or other things reasonably requested by the Receiver or contemplated by this Agreement to be delivered by the Purchaser to the Receiver at the Closing.

3.4            Deliveries to the Purchaser by Others at Closing.  On the Closing Date, the following persons shall have delivered to or for the benefit of the Purchaser the following documents and items, the delivery of each of which shall be a condition to the Purchaser’s obligation to consummate the transactions contemplated herein:

(a)             Wells Fargo shall have delivered to the Purchaser written authorization to file appropriate UCC amendment statements which evidence the release of all liens and interests (including, without limitation, security interests) of Wells Fargo in and to the Purchased Assets/ and

(b)            The Court shall have entered an Order approving the sale of the Purchased Assets to the Purchaser and the transactions contemplated under this Agreement, free and clear of all liens, claims and encumbrances, in accordance with Sections 9.1(e) and 9.2(f)  (the “Sale Order”) on or before April 30, 2013.  The Sale Order shall not be subject to any subsequent order by any court of competent jurisdiction staying the effectiveness of the Sale Order as of the date and time scheduled for closing.

3.5            Allocation of the Purchase Price.  At least two (2) business days before the Closing, the Receiver must deliver to the Purchaser a proposed allocation of the Purchase Price among the Purchased Assets.  The Purchaser shall, on or before Closing, approve such allocation in writing unless the allocation is manifestly unreasonable; provided  that the allocation shall be considered manifestly unreasonable if more than ten percent (10%) of the Purchase Price is allocated to the general intangible assets, Intellectual Property and furniture, fixtures, and equipment of the Business.

3.6            Sales, Use and Other Taxes.  Any sales, purchase, transfer, bulk sale or bulk transfer, stamp, documentary stamp, use or similar Taxes under the laws of the states in which any portion of the Purchased Assets are located, or any subdivision of any such state, or under any federal law or the laws or regulations of any federal agency or authority, which may be payable by reason of the sale or transfer of the Purchased Assets under this Agreement or the Contemplated Transactions (the “Transfer Taxes”), if any, shall be borne and paid by the Purchaser.  The Receiver shall be solely responsible for the preparation and filing of all relevant Tax Returns required to be filed in respect of such Transfer Taxes and shall pay all such Transfer Taxes, and, if required by Applicable Law, the Purchaser shall join in the execution of any such Tax Returns.  The Receiver shall provide the Purchaser with a copy of such Tax returns before they are filed.

3.7            Transfer of Possession.  On the Closing Date, the Receiver shall deliver the executed original of the Bill of Sale to Purchaser and make the assets available to the Purchaser.

3.8            Closing Date.  All actions to be taken on the Closing pursuant to this Agreement shall be deemed to have occurred simultaneously, and no act, document or transaction shall be deemed to have been taken, delivered or effected until all such actions, documents and transactions have been taken, delivered or effected.  Unless provided otherwise herein or agreed otherwise in writing by the Parties, documents delivered at the Closing shall be dated as of the Closing Date.  By proceeding with the Closing, (a) the Purchaser shall be deemed to have acknowledged that the Parties have complied with all obligations to the Purchaser to be performed by the Parties at or prior to the Closing, the conditions of Section 9.2 have been fully satisfied and, to the Purchaser’s Knowledge, the Contemplated Transactions may and should immediately close, and (b) the Receiver shall be deemed to have acknowledged that the Parties have complied with all obligations to the Receiver to be performed by the Parties at or prior to the Closing, the conditions of Section 9.1 have been fully satisfied and, to the Receiver’s Knowledge, the Contemplated Transactions may and should immediately close.

4.               REPRESENTATIONS AND WARRANTIES BY THE RECEIVER.

4.1            The Receiver hereby represents and warrants to the Purchaser, except only as set forth herein and in the Schedules delivered by the Receiver to the Purchaser on the date of this Agreement, as follows:

(a)             Authorization and Validity.  Subject to the Court’s approval pursuant to the Sale Order, the Receiver has all requisite power and authority to enter into this Agreement, the Bill of Sale, and any other ancillary document related to the Contemplated Transactions to which he will be a party and, to carry out his obligations hereunder and thereunder. Subject to the Court’s approval pursuant to the Sale Order, this Agreement has been duly and validly executed and delivered by the Receiver and constitutes a valid and binding agreement of the Receiver, enforceable against the Receiver in accordance with its terms, except as to the effect, if any, of (i) applicable bankruptcy, insolvency, moratorium, reorganization, or other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)            Broker’s or Finder’s Fees.  No agent, broker, person or firm acting on behalf of the Receiver is, or will be, entitled to any commission or broker’s or finder’s fees from the Receiver in connection with the Contemplated Transactions.

(c)             Sale of Inventory.  Except for those sales listed on Schedule 4.1(c) attached hereto and incorporated herein with reference, since his appointment as the Receiver pursuant to the Receivership Order, the Receiver has not sold any Inventory.

(d)            Title to Assets.  To the best of the Receiver’s Knowledge, and without the imposition of any duty of inquiry or investigation, there are no asserted defects to Cleaire’s title to or ownership of any portion of the Purchased Assets, other than potential claims, if any, by Electrical Sales, Inc.  The Receiver makes no other representation or warranty whatsoever regarding title to or Cleaire’s ownership of any portion of the Purchased Assets.

5.               WARRANTIES AND REPRESENTATIONS BY THE PURCHASER.

5.1            In addition to the representations and warranties contained elsewhere in this Agreement, the Purchaser hereby represents and warrants to the Receiver, except as set forth herein and in the Schedules delivered by the Purchaser to the Receiver on the date of this Agreement, as follows:

(a)             Organization.  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Florida.  The Purchaser has all requisite entity power and authority to own, lease and operate its properties, execute and deliver this Agreement, and to perform its obligations hereunder and consummate the Contemplated Transactions.

(b)            Authorization and Validity.  The Purchaser has all requisite power and authority to enter into this Agreement and to execute and deliver this Agreement, the Bill of Sale and any other ancillary document related to the Contemplated Transactions to which it will be party and to carry out its obligations hereunder and thereunder.  The execution and delivery of this Agreement, the Bill of Sale and any other ancillary document related to the Contemplated Transactions to which it will be party and the performance of the Purchaser’s obligations hereunder and thereunder have been duly authorized by all necessary action on behalf of the Purchaser, and no other proceedings on the part of the Purchaser are necessary to authorize such execution, delivery and performance.  This Agreement and the Bill of Sale and any other ancillary document related to the Contemplated Transactions to which it will be party have been duly executed by the Purchaser and, subject to the Court’s approval pursuant to the Sale Order, constitute its valid and binding obligation, enforceable against the Purchaser in accordance with the terms herein and therein.

(c)             No Conflict or Violation.  The execution, delivery and performance by the Purchaser of this Agreement, the Bill of Sale and any other ancillary document related to the Contemplated Transactions to which it will be party do not and will not violate or conflict with any provision of the organizational documents of the Purchaser and do not and will not violate any provision of Law, or any Order applicable to the Purchaser, nor will they result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material Contract to which the Purchaser is a party or by which it is bound or to which any of its properties or assets are subject.

(d)            Consents, Approvals and Notifications.  The execution, delivery and performance of this Agreement, the Bill of Sale and any other ancillary document related to the Contemplated Transactions by the Purchaser do not require the consent of, or filing with or notification of, any Government or any other Person, the failure of which to obtain, file or notify would reasonably be expected to materially impair the ability of the Purchaser to consummate the transaction contemplated by, and in accordance with the terms of, this Agreement.

(e)             Availability of Funds.  The Purchaser has, and on the Closing Date will have, sufficient funds available to consummate the transactions contemplated by this Agreement.

(f)             Broker’s or Finder’s Fees.  No agent, broker, person or firm acting on behalf of the Purchaser is, or will be, entitled to any commission or broker’s or finder’s fees from the Receiver in connection with the Contemplated Transactions.

(g)            CARB Resolution.  On or prior to 2:00 p.m. on March 29, 2013, the Purchaser reached a resolution with CARB on terms that are acceptable to the Purchaser.  The Purchaser agrees that any condition precedent to Closing the Purchaser may have had related to CARB has been satisfied or waived and that the Purchaser no longer has the right to terminate this Agreement based on any CARB-related condition precedent.

6.               “AS IS” TRANSACTION.

The Purchaser hereby acknowledges and agrees that, except only as provided in Section 4.1 above, the Receiver makes no representation or warranty whatsoever, express or implied, with respect to any matter relating to the Purchased Assets (including, without limitation, the accuracy or completeness of Schedule 1.1, income to be derived or expenses to be incurred in connection with the Purchased Assets, the physical condition of any tangible Purchased Assets, the value of the Purchased Assets (or any portion thereof), the transferability of the Purchased Assets or any portion thereof, the terms, amount, validity, collectability or enforceability of the Receivables, the merchantability or fitness of the Inventory or any other portion of the Purchased Assets for any particular purpose, any royalty fees, licensing fees, or any other amounts due to third parties in connection operating the Business, or any other matter or thing relating to the Purchased Assets or any portion thereof).  Without in any way limiting the foregoing, the Receiver hereby disclaims any warranty (express or implied) of merchantability or fitness for any particular purpose as to any portion of the Purchased Assets.

The Purchaser acknowledges and agrees that upon Closing, the Receiver shall execute the Bill of Sale to the Purchaser hereof, and the Purchaser shall receive from the Receiver, the Purchased Assets “AS IS, WHERE IS, WITH ALL FAULTS.”  Except as set forth herein, the Purchaser has not relied and will not rely on, and the Receiver is not liable for or bound by, any express or implied warranties, guarantees, statements, representations or information pertaining to the Purchased Assets or relating thereto, orally or in writing, that have been made or furnished by the Receiver or its representatives.  The Purchaser also acknowledges that the Purchase Price reflects and takes into account that the Purchased Assets are being sold by the Receiver “AS IS, WHERE IS, WITH ALL FAULTS” on the terms and conditions set forth in this Agreement.

7.               COVENANTS

7.1            Right of First Refusal for Wells Fargo Loan.  Receiver shall use commercially reasonable efforts through and including the Closing Date, to request that Wells Fargo grant to the Purchaser a right of first refusal to purchase the loan, described in that certain Credit Agreement (“WF Credit Agreement”), dated August 10, 2011 between Wells Fargo and Cleaire, including any promissory note issued by Cleaire in connection therewith, and all rights of Wells Fargo under the WF Credit Agreement and any other loan document executed in connection therewith.

7.2            Sale of Inventory.  Except as disclosed on Schedule 4.1(c), the Receiver agrees and covenants to the Purchaser that from and after March 22, 2013, he has not sold, and he shall not sell any Inventory to any third party until after the earlier of (a) such time, if any, as the Purchaser is outbid at the Auction by a Qualified Bidder, or (b) the prior consent of the Purchaser.  Purchaser acknowledges that the Receiver has sold 110 units of Inventory to Hawes, as set forth in Schedule 4.1(c), and 60 of the 110 units of Inventory are in the process of being finalized for shipment.  For the avoidance of doubt, such 60 units are in addition to the Hawes Participation contemplated under Section 2.2 hereof.  Purchaser agrees and acknowledges that it shall be responsible for the final assembly and packaging of such 60 units of Inventory, at the Purchaser’s facilities and the Receiver shall pay the Purchaser for reasonable labor expenses in connection therewith, which amount shall be mutually agreed upon by the Parties.

8.               RESERVED.

9.               CLOSING CONDITIONS.

9.1            Conditions to the Receiver’s Obligations.  The Receiver’s obligations hereunder shall be subject to the satisfaction and fulfillment of each of the following conditions, except as the Receiver may expressly waive the same in writing:

(a)             The representations and warranties of the Purchaser set forth herein shall be true and correct in all material respects, and not misleading in any material respect, on and as of the date given, and on and as of the Closing Date with the same force and effect as though such representations and warranties were made on and as of the Closing Date;

(b)            As of the Closing Date, the Purchaser shall have made and complied in all material respects with, and shall have fully performed, in all material respects, all conditions, covenants and obligations of this Agreement to be performed by the Purchaser at, or prior to, the Closing Date;

(c)             The Purchaser has paid the Purchase Price and otherwise made all deliveries to the Purchaser required by Section 3.3(a) above;

(d)            The Purchaser shall pay to the Receiver the prorated amount of rent due and owing under the real property lease for the month on which the Closing Date occurs. Such rents due and owing to the Receiver shall be the sum of (i) the amount of monthly rental payment payable (including any common area maintenance charges), less  (ii) the aggregate amount of such payments allocable on a per diem basis (calculated based on the total amount of such rent payment divided by the number of days in such month) to the period that begins on Closing Date and ends on the last day of such month

(e)             A Sale Order shall have been entered by the Court approving sale of the Purchased Assets to the Purchaser and the transactions contemplated under this Agreement, free and clear of all liens, claims and encumbrances, in form and substance reasonably satisfactory to the Receiver, on or before April 30, 2013, and the Sale Order is not subject to any subsequent order by any court of competent jurisdiction staying the effectiveness of the Sale Order as of the date and time scheduled for closing, except as otherwise provided for herein.

9.2            Conditions to the Purchaser’s Obligations.  The Purchaser’s obligations hereunder shall be subject to the satisfaction and fulfillment of each of the following conditions, except as the Purchaser may expressly waive the same in writing:

(a)             The representations and warranties of the Receiver set forth herein shall be true and correct in all material respects, and not misleading in any material respect, on and as of the date given, and on and as of the Closing Date with the same force and effect as though such representations and warranties were made on and as of the Closing Date;

(b)            As of the Closing Date, the Receiver shall have made and complied in all material respects with, and shall have fully performed, in all material respects, all conditions, covenants and obligations of this Agreement to be performed by the Receiver at, or prior to, the Closing Date;

(c)             The Receiver and the others specified therein shall have made all deliveries to the Purchaser required by Section 3.2 above;

(d)            All actions and deliveries required by Section 3.4 above shall have occurred or been made, as applicable;

(e)             All Purchased Assets shall have been transferred and delivered to the Purchaser and the Purchaser shall have obtained possession and control of all Purchased Assets;

(f)             A Sale Order shall have been entered by the Court approving sale of the Purchased Assets to the Purchaser and the transactions contemplated under this Agreement, free and clear of all liens, claims and encumbrances, in form and substance reasonably satisfactory to the Purchaser, on or before April 30, 2013, and the Sale Order is not subject to any subsequent order by any court of competent jurisdiction staying the effectiveness of the Sale Order as of the date and time scheduled for closing, except as otherwise provided for herein; and

(g)            if an objection to the sale of the Purchased Assets is raised at or before the hearing, the time for filing an appeal of the Sale Order has expired, and no appeal of the Sale Order has been filed, or if filed, remains pending.

10.            TERMINATION AND EFFECT OF TERMINATION

10.1         Mutual Termination.  This Agreement may be terminated at any time prior to the Closing by mutual written agreement of the Receiver and the Purchaser.

10.2         Termination by Either the Receiver or the Purchaser.  This Agreement may be terminated at any time prior to the Closing:

(a)             by either the Receiver or the Purchaser, by giving written notice of such termination to the other party, if the Closing has not occurred on or before the Scheduled Closing Date or, if the Purchaser exercises the option described in Section 3.1 hereof, on or before the Extended Scheduled Closing Date; provided  further, however, that the right to terminate this Agreement under this Section 10.2(a) shall not be available to any party whose breach of, or failure to fulfill any material obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or prior to such date;

(b)            by either the Receiver or the Purchaser if the Court has not entered the Sale Order on or before April 30, 2013; provided, however, that the right to terminate this Agreement under this Section 10.2(b) shall not be available to any party who is in breach of any representation, warranty, covenant or agreement set forth in this Agreement; or

(c)             by either the Receiver or the Purchaser in the event that any Government authority shall have issued a final, non-appealable order or ruling or taken any other final, non-appealable action, or adopted any applicable state, federal or foreign law, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.

10.3         Termination by the Purchaser.  This Agreement may be terminated at any time prior to the Closing by the Purchaser:

(a)             if there has been a breach by the Receiver of any representation, warranty, covenant or agreement set forth in this Agreement, which breach has not been cured within three (3) Business Days following receipt by the Receiver of notice of such breach; or

(b)            if the Receiver closes a transaction for the sale of the Purchased Assets to a Qualified Bidder (other than the Purchaser).

10.4         Termination by the Receiver.  This Agreement may be terminated at any time prior to the Closing by the Receiver:

(a)             if there has been a breach by the Purchaser of any representation, warranty, covenant or agreement set forth in this Agreement, which breach has not been cured within three (3) Business Days following receipt by the Purchaser of notice of such breach; or

(b)            if the Receiver closes a transaction for the sale of the Purchased Assets to a Qualified Bidder (other than the Purchaser).

10.5         Effect of Termination.

(a)             If this Agreement is terminated under Section 10, written notice thereof will forthwith be given to the other party and this Agreement will thereafter become void and have no further force and effect and, except for those provisions that expressly survive the termination of this Agreement (and except for the obligations set forth in Section 10.5(b), Section 10.5(c) and Section 10.5(d) below), all further obligations of the Receiver and the Purchaser to each other under this Agreement will terminate without further obligation or liability of the Receiver or the Purchaser to the other (and neither party hereto shall have any claim against the other).

(b)            Purchaser Breach.  If the circumstances giving rise to a termination were caused by the Purchaser’s breach of this Agreement, then the Deposit shall be retained by the Receiver as liquidated and agreed damages for such breach by the Purchaser, it being agreed that such breach will cause substantial damages that are not readily ascertainable as to amount, and the loss of the Deposit is a reasonable estimate of such actual damages and not a penalty.

(c)             Refund of Deposit.  If this Agreement is terminated for any reason other than Purchaser’s breach of this Agreement, the Deposit shall promptly be refunded to the Purchaser.

(d)            Break-Up Fee.  (i) If this Agreement is terminated by the Receiver or the Purchaser pursuant to Section 10.3(b), (ii) if the Receiver closes on a sale of the Purchased Assets within sixty days after the Purchaser exercises its option to extend the Scheduled Closing Date in accordance with Section 3.1 hereof, or (ii) if the owner or holder of the Wells Fargo loan does not consent to the sale of the Purchased Assets pursuant to this Agreement, by the Receiver to the Purchaser, then the Purchaser shall be entitled to the Break-Up Fee described in Section 11.3 below, from the Receiver.

(e)             Return of Information.  Notwithstanding anything to the contrary herein, if this Agreement is terminated, each party will return all documents, workpapers and other material of any other party relating to the transactions contemplated by this Agreement, whether so obtained before or after the execution of this Agreement, to the party furnishing the same, and all confidential information received by any party to this Agreement with respect to the business of any other party will be treated in accordance with the confidentiality agreement between the parties.

(f)             Limited Liability.  Notwithstanding anything to the contrary herein, the Receiver shall in no event be liable for damages or for other monetary relief under or with respect to this Agreement or the actual or alleged breach hereof, except as set forth in this Agreement.

11.            COURT APPROVAL.

11.1         Subject to Other Offers; Court Approval.  Notwithstanding anything expressed or implied herein to the contrary, the parties acknowledge, understand and agree that (a) this Agreement shall be subject to higher and better offers to be solicited at an auction, which shall take place on or before April 10, 2013 (the “Auction”) held in accordance with bidding procedures established by the Receiver described in Exhibit B attached hereto (the “Bidding Procedures”), (b) all obligations of the Receiver under this Agreement are subject to any higher and better offers that may be made at the Auction, as determined by the Receiver in his sole discretion, and (c) the Receiver’s obligations under this Agreement are contingent upon the Court’s approval and such requirements as may be determined by the Court.

11.2         Entry of Orders.  Each of the Purchaser and the Receiver (each at its own expense) shall use its reasonable efforts to obtain entry of the Sale Order, and shall execute such affidavits, appear and testify in the Court, and take such other actions as may reasonably be required to obtain entry of such order.

11.3         Stalking Horse Bidder Fees.  In connection with the Auction, the Purchaser has agreed to act as the “stalking horse bidder.”  If the Purchaser fails to be the highest and best offer at the Auction and the sale of the Purchased Assets is consummated with a Qualified Bidder, the Purchaser shall receive a fee of $75,000 (“Break-Up Fee”), which shall be paid by the Receiver from the Receivership Estate, in accordance with Section 10.5(d) herein, within ten (10) Business Days after the Receiver closes a sale of the Purchased Assets to a Qualified Bidder.

11.4         Notice of Court Approval.  The Receiver must provide written notice of the hearing to approve the sale of assets, whether to Purchaser or another Qualified Bidder, to all known holders of claims against Cleaire, whether secured or unsecured, disputed or undisputed, contingent or matured, fixed or unliquidated.

12.            MISCELLANEOUS.

12.1         Notices.  Unless otherwise provided herein, any notice, tender, or delivery to be given hereunder by any Party to the other shall be deemed effected upon personal delivery in writing, one Business Day after being dispatched by reputable overnight courier (e.g., FedEx), postage prepaid, or in the case of delivery by facsimile, as of the date of facsimile transmission

(with answer back confirmation of such transmission).  Notices shall be addressed as set forth below, but each Party may change his address by written notice in accordance with this Section 12.1.

If to the Receiver:

Stapleton Group
515 S. Flower Street, 36th Floor
Los Angeles, CA 90071
Attention: David Stapleton
Facsimile: (213) 235-0620
Email: david@stapletoninc.com

With a copy to (which shall not constitute notice):

Katten Muchin Rosenman LLP
515 S. Flower Street, Suite 1000
Los Angeles, CA 90071
Attn: William Freeman and Iane Saenam
Facsimile: (213) 947-4170 and (213) 947-4175

Email: bill.freeman@kattenlaw.com
iane.saenam@kattenlaw.com

If to the Purchaser:

Environmental Solutions Worldwide, Inc.
200 Progress Drive
Montgomeryville, PA 18936
Attn: Mark Yung
Facsimile: (323)297-2825
Email: myung@cleanerfuture.com

With a copy to (which shall not constitute notice):

Allen Matkins Leck Gamble Mallory & Natsis LLP
501 West Broadway, 15th Floor
San Diego, CA 92101-3541
Attn: Robert R. Barnes, Esq.
Facsimile: (619) 233-1158
Email: bbarnes@allenmatkins.com

12.2         Entire Agreement.  This Agreement and the documents to be executed pursuant hereto contain the entire agreement between the Parties relating to the sale of the Purchased Assets and replace in its entirety the previously executed letter of intent.  Any oral representations or modifications concerning this Agreement or any such other document shall be of no force and effect excepting a subsequent modification in writing, signed by the Party to be charged.

12.3         Modification.  This Agreement may be modified, amended or supplemented only by a written instrument duly executed by all the Parties hereto which expressly indicates the intention to modify, amend or supplement this Agreement.

12.4         Severability.  Should any term, provision or paragraph of this Agreement be determined to be illegal or void or of no force and effect, the balance of the Agreement shall survive.

12.5         Captions.  All captions and headings contained in this Agreement are for convenience of reference only and shall not be construed to limit or extend the terms or conditions of this Agreement.

12.6         Further Assurances.  Each Party hereto will execute, acknowledge and deliver any further assurance, documents and instruments reasonably requested by any other Party for the purpose of giving effect to the Contemplated Transactions or the intentions of the Parties with respect thereto.  Without limitation, from time to time following the Closing, the Receiver shall execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquaintances and such other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to assure fully to the Purchaser and their respective successors or assigns, all of the assets, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to the Purchaser under this Agreement and to otherwise make effective the Contemplated Transactions.

12.7         Waiver.  No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the Party making the waiver.

12.8         Payment of Fees and Expenses.  Except as otherwise specifically provided in this Agreement, each signatory of this Agreement shall be responsible for, and shall pay, all of its own fees and expenses, including those of its counsel, incurred in the negotiation, preparation and consummation of the Agreement and the Contemplated Transactions.

12.9         Assignments.  This Agreement shall not be assigned by any Party hereto without the prior written consent of the other Party hereto, which consent the Parties may grant or withhold in their sole and absolute discretion, except that the Purchaser may assign any or all of their rights or obligations to any of their respective Affiliates and may collaterally assign any or all of their rights or obligations hereunder to a lender of the Purchaser.

12.10     Binding Effect.  This Agreement shall bind and inure to the benefit of the respective heirs, personal representatives, successors, and assigns of the Parties hereto.

12.11     Public Announcements.  Except for (a) the notice of creditors required in Section 11.4 and any notifications by the Receiver to potential overbidders to encourage overbidding, and (b) any disclosures the Purchaser is required to make to the Securities and Exchange Commission, consistent with its reporting requirements, no party shall make any press release or public announcement concerning the transactions contemplated by this Agreement without the prior written approval of the other parties, unless a press release or public announcement is required by Law or Order of the Court, or is reasonably necessary for approval of the transactions contemplated herein by the Court.  If any such announcement or other disclosure is required by Law or Order of the Court, the disclosing party shall give the nondisclosing party or parties prior notice of, and an opportunity to comment on, the proposed disclosure..

12.12     Construction.  In the interpretation and construction of this Agreement, the Parties acknowledge that the terms hereof reflect extensive negotiations between the Parties and that this Agreement shall not be deemed, for the purpose of construction and interpretation, drafted by either Party hereto.

12.13     GOVERNING LAW; JURISDICTION.  This Agreement shall be construed, performed and enforced in accordance with, and governed by, the Laws of the State of California in accordance with the Laws applicable to contracts executed in such state (without giving effect to the principles of conflicts of Laws thereof), provided that, the validity and enforceability of all conveyance documents or instruments executed and delivered pursuant to this Agreement insofar as they affect title to real property shall be governed by and construed in accordance with the Laws of the jurisdiction in which such property is located.  The parties agree that the Court shall retain jurisdiction over any legal action or proceeding with respect to this Agreement. Each of the parties irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Agreement or the transactions contemplated hereby.

12.14     Counterparts.  This Agreement may be signed in counterparts. The Parties further agree that this Agreement may be executed by the exchange of facsimile or electronic pdf signature pages provided that by doing so the Parties agree to undertake to provide original signatures as soon thereafter as reasonable in the circumstances.

12.15     Non-Recourse; Personal Liability.

(a)             The Purchaser, the Receiver, or any past, present or future stockholder, director, officer, employee, or incorporator of the Purchaser, shall not have any personal liability for any obligation or liability of the Purchaser, the Receiver or Cleaire, as the case may be, under this Agreement or for any claim, counter-claim, cause of action or demand based on, in respect of, or by reason of, the Contemplated Transactions except for any claim against any individual based on the fraud or gross negligence of such individual in connection with any representations of the Receiver or the Purchaser hereunder, as the case may be.

(b)            No risk or obligation incurred by the Receiver under this Agreement shall be the personal risk or obligation of David P. Stapleton, the Stapleton Group, or any of their Affiliates, but shall be the sole risk or obligation of the Receivership Estate.

12.16     Time is of the Essence.  Time is of the essence in this Agreement, and all of the terms, covenants and conditions hereof.

12.17     Interpretation and Rules of Construction.  In this Agreement, except to the extent that the context otherwise requires: (a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or a Schedule to, this Agreement unless otherwise indicated; (b) reserved; (c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”; (d) the words “hereof,” “herein” and “hereunder” and works of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; (e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein; (f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (g) any law defined or referred to herein or in any agreement or instrument that is referred to herein means such law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor laws; (h) references to a person are also to its permitted successors and assigns; and (i) the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

12.18     Third Party Beneficiaries.  This Agreement is intended to be solely for the benefit of the Parties hereto and is not intended to confer, and shall not be deemed to confer, any benefits upon, or create any rights in or in favor of, any Person other than the Parties hereto, and their respective permitted assigns.

12.19     Definitions.  For the purposes of this Agreement, the following words and terms shall have the meaning set forth below (such meanings being equally applicable to both the singular and plural form of the terms defined). The exhibits and schedules referenced in this Section 12.19 and throughout the Agreement are deemed to be part of the Agreement and are incorporated herein by reference.

“Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.  For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by contract or otherwise, and the terms “controlling” and “controlled by” have meanings correlative to the foregoing.

“Agreement” shall have the meaning set forth in the Preamble hereof.

“Applicable Law” means any applicable federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, notice requirement, guideline, Order, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Auction” shall have the meaning set forth in the Section 11.1 hereof.

“Bidding Procedures” shall have the meaning set forth in the Section 11.1 hereof.

“Bill of Sale” shall have the meaning set forth in the Section 3.2(a) hereof.

“Break-Up Fee” shall have the meaning set forth in the Section 11.3 hereof.

“Business” shall have the meaning set forth in the Recitals hereof.

“Business Day” means any calendar day other than a Saturday or Sunday or a legal holiday on which banks in Los Angeles, California are closed.

“Cal WARN” shall have the meaning set forth in the Section 1.3 hereof.

“GARB” shall have the meaning set forth in Section 1.1(f).

“Cash Consideration” shall have the meaning set forth in the Section 2.1 hereof.

“Claim” means any claim, cause of action, right of recovery, right of set-off, and right of recoupment of every kind and nature including but not limited to prepayments, warranties, guarantees, refunds, reimbursements.

“Cleaire” shall have the meaning set forth in the Preamble hereof.

“Closing” shall have the meaning set forth in the Section 3.1 hereof.

“Closing Date” shall have the meaning set forth in the Section 3.1 hereof.

“Contemplated Transactions” shall have the meaning set forth in the Recitals hereof.

“Contract” means any contract, lease or other agreement, oral or written.

“Effective Date” shall have the meaning set forth in the Preamble hereof.

“Entity” means any corporation (including any non profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Laws” means all federal, state and local Laws regulating hazardous wastes, toxic substances, pollutants or contaminants or otherwise governing health and safety, pollution or the protection of the environment.

“Governmental Body” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multi national organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Hawes” shall have the meaning set forth in the Section 2.2 hereof.

“Hawes Participation” shall have the meaning set forth in the Section 2.2 hereof.

“Hawes PO” shall have the meaning set forth in the Section 2.2(a) hereof.

“Hawes PO Gross Profits” shall have the meaning set forth in the Section 2.2(a) hereof.

“Intellectual Property” means patents, trademarks, trade names, service marks, domain names, and other similar designations of source or origin, copyrights (and all applications and registrations for the foregoing), trade secrets, know how, and any other tangible and intangible proprietary information and materials.

“Inventory” means all finished and saleable goods, and other items of inventory owned, wherever located.

“Liability” means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of any type whatsoever, whether accrued or unaccrued, absolute or contingent, matured or unmatured, liquidated or unliquidated, known or unknown, asserted or unasserted, due or to become due.

“Lien” means any lien, security interest, pledge, deed of trust, mortgage, charge, easement, right-of-way, encroachment, building or use restriction, conditional sales agreement, Tax assessment, option, encumbrance or other right of third parties of any sort whatsoever, whether voluntarily incurred or arising by operation of law, and includes any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

“Order” means any order, judgment, decision, consent decree, injunction, or ruling of any Governmental Body, or any stipulation entered before any Governmental Body, that is binding on any Person or its property under any Applicable Law.

“Parties” shall have the meaning set forth in the Preamble hereof.

“Person” means an individual, Entity or Governmental Body.

“Purchase Price” shall have the meaning set forth in the Section 2.1 hereof.

“Purchased Assets” shall have the meaning set forth in the Section 1.1 hereof.

“Purchased Inventory” shall have the meaning set forth in the Section 1.1(b) hereof.

“Purchaser” shall have the meaning set forth in the Preamble hereof.

“Purchaser’s Knowledge” for the purposes of this Agreement, means only the actual current knowledge, without inquiry of Mark Yung, as of the Closing Date.

“Qualified Bidder” means any person or entity that desires to participate in the Auction and is a bidder satisfying the requirements of a “qualified bidder” set forth in the Bidding Procedures.

“Receiver” shall have the meaning set forth in the Preamble hereof.

“Receiver’s Knowledge” for the purposes of this Agreement, means only the actual current knowledge, without inquiry of David P. Stapleton, as of the Closing Date.

“Receivership Order” shall have the meaning set forth in the Recitals hereof.

“Sale Order” shall have the meaning set forth in the Section 3.4(b) hereof.

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, transfer pricing report or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transfer Taxes” shall have the meaning set forth in the Section 3.4 hereof.

“WARN Act” means the United States Worker Adjustment and Retraining Notification Act, and the rules and regulations promulgated thereunder.

“Wells Fargo” shall have the meaning set forth in the Recitals hereof.

“WF Credit Agreement” shall have the meaning set forth in Section 7 hereof.

(Signature Pages Follow)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

PURCHASER:

ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC., a Florida corporation

By:      /s/ Mark Yung

Name: Mark Yung

Its:       Executive Chairman

THE RECEIVER:

DAVID P. STAPLETON, solely in his capacity as
court-appointed Receiver for Cleaire Advanced
Emission Controls, LLC

By:      /s/ David P. Stapleton

Name: David P. Stapleton